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                                                                  Exhibit 10.11

                              EMPLOYMENT AGREEMENT
                              --------------------

     THIS Employment Agreement (the "Agreement") is made as of the 26th day of April, 1994 by and between Applied Extrusion Technologies, Inc., a Delaware corporation (the "Company" or "Employer"), and Thomas E. Williams (the "Executive").

                                    RECITALS
                                    --------

     1. The Executive is currently employed by the Company as its Chief Executive Officer, President and Chief Operating Officer.

     2. The Employer desires to continue to employ the Executive and to make secure for itself the experience, abilities and services of the Executive and to prevent the loss of such experience, services and abilities.

     3. The Executive has submitted to a physical examination by a physician approved by the Company, and the Company has received the results of such examination.

     4. In consideration of the employment to be provided hereby and the amounts to be paid as provided herein, the Executive desires to be employed by the Employer and to agree with the Employer as further provided herein.

     NOW THEREFORE, the parties hereto hereby agree as follows:

1. EMPLOYMENT. The Employer shall employ the Executive, and the Executive shall perform services for and continue in the employment of the Employer, for a period of five (5) years commencing on the date hereof (the "Employment Period"), which Employment Period shall be extended after the fifth anniversary of the date hereof from day to day, provided that this Agreement shall expire on or after the fifth anniversary hereof upon thirty (30) days notice from either the Company or the Executive, which notice may first be given on April 25, 1999 and thereafter on the last business day of any month subsequent thereto (such date of expiration referred to hereinafter as the "Expiration Date"), unless such employment shall have been sooner terminated as hereinafter set forth.

2. Capacity.
   --------

     (a) POSITION AND DUTIES. The Executive shall serve on a full-time basis in the capacity of the Chief Executive Officer and in such other senior executive position as the Chairman of the Board of the Company or the Board of Directors of the Company

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may designate from time to time, shall report to the Chairman of the Board of the Company, shall be accountable to, and shall have such other powers, duties and responsibilities, consistent with his position and experience, as may from time to time be prescribed by the Chairman of the Board or the Board of Directors. The Executive shall perform and discharge, faithfully, diligently and to the best of his ability, such duties and responsibilities. The Executive shall devote substantially all of his working time and efforts to the business and affairs of the Company. The Executive shall carry out the aforementioned duties and responsibilities primarily from AET's Salem, Massachusetts facility and will not, during the Employment Period, be required to relocate from the greater Boston area without his consent.

     (b) BOARD MEMBERSHIP. The Company agrees to propose to the shareholders of the Company at each appropriate Annual Meeting of such shareholders during the Employment Term the reelection of the Executive as a member of the Board of Directors of the Company, provided that the Executive is employed hereunder and is otherwise eligible for such election; PROVIDED, HOWEVER, that should Executive's employment hereunder terminate for any reason while Executive is serving as a member of the Company's Board of Directors, Executive agrees to resign from the Board of Directors upon such termination.

3. Compensation.
   ------------

     (a) SALARY. During each year of the Employment Period, the Executive shall receive an annual salary (the "Salary") of $360,000, subject to annual increases at the discretion of the Board of Directors. The Salary shall be payable in accordance with the Company's current payroll practices for its executive employees generally.

     (b) INCENTIVE BONUS. During each year of the Employment Period, the Executive shall be eligible to receive an incentive bonus of up to 50% of salary (the "Bonus") as determined by the Board of Directors of the Company in its sole discretion.

     (c) EXPENSES. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by him on behalf of the Employer.

     (d) FRINGE BENEFITS. During the Employment Period, the Executive shall be entitled to participate in or receive benefits under any disability insurance, health, pension, retirement and accident plans or arrangements made generally available by the Company to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements with such

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modifications as the Company deems reasonably necessary in light of the results of the physical examination referred to in recital (3) above. Without limiting the foregoing, Executive shall also be entitled to receive, at the Company's expense, a complete physical examination by a physician of his choice. In accordance with the Company policy, the Executive shall also be entitled to four weeks paid vacation in any fiscal year during the Employment Period as well as all paid holidays given by the Company to its employees.

     (e) AUTOMOBILE. Without limiting the generality of the foregoing, during the Employment Period, the Executive shall be furnished with an automobile either owned or leased by the Company or an automobile allowance, at the discretion of the Company.

     (f) COUNTRY CLUB MEMBERSHIP. During the Employment Period, the Company shall either pay the Executive's membership expenses (including fees, dues and related expenses) or otherwise make available to the Executive at no cost to the Executive, membership at one (1) country club to be agreed upon by the Executive and the Company.

4. Termination and Compensation Thereon.
   ------------------------------------

     (a) TERMINATION DATE. The term "Termination Date" shall mean the earlier of
(i) the Expiration Date or (ii) if the Executive's employment is terminated (A) by his death, the date of his death, or (B) for any other reason, the date on which such termination is to be effective pursuant to the notice of termination given by the party terminating the employment relationship.

     (b) DEATH. The Executive's employment hereunder shall terminate upon his death. In such event, the Company shall pay to such person as the Executive shall have designated in a notice filed with the Company (the "Designee"), or, if no such person shall have been designated, to his estate (the "Estate"), an amount equal to any unpaid Salary, together with any prorated Bonus and benefits accrued through the Termination Date. Additionally, subject to the results of annual physical examinations, the Company will maintain insurance protection over Executive's life providing death benefits of $1,500,000 payable to the Designee or Estate, as the case may be.

     (c) INCAPACITY. If in the reasonable judgment of the Board of Directors of the Company, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall for at least six consecutive months during the term of this Agreement have been unable to perform his duties under this Agreement on a full-time basis, the Company may terminate the Executive's employment hereunder by notice to the Executive. In

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such event, and to the extent not otherwise covered by the long-term disability insurance referred to below, the Employer shall continue to pay the Executive his Salary (at the rate in effect as of the Termination Date), together with any prorated Bonus and (to the extent legally practicable) extend to him the applicable fringe benefits referred to in Section 3(d) hereof for a period of six (6) months subsequent to the Termination Date. The Company's obligation to pay the Executive his Salary, together with any prorated Bonus and extend to him such benefits shall terminate if the Executive subsequently takes other employment to the extent of the Executive's salary and benefits from such other employment. Without limiting the foregoing, the Company shall provide Executive with long-term disability insurance protection on terms mutually agreed upon by the Company and the Executive. Any dispute between the Board of Directors of the Company and the Executive with respect to the Executive's incapacity shall be settled by reference to a competent medical authority mutually agreed to by the Board of Directors and the Executive, whose decision shall be binding on all parties.

     (d) TERMINATION BY THE COMPANY FOR CAUSE. The Company may terminate the Executive's employment hereunder for "cause". For purposes of this Agreement, "cause" shall mean (A) other than by reason of Executive's incapacity under
Section 4(C) above, the Executive's willful and material failure or refusal or his substantial and material neglect to perform and discharge his duties and responsibilities hereunder (including duties prescribed by the Board of Directors pursuant to Section 2), other material breach of Sections 5 or 6 hereof, or breach of his fiduciary duties as an officer or member of the Board of Directors of the Company or any subsidiary or affiliate thereof, as applicable, (B) other than by reason of Executive's incapacity under Section 4(C) above, other willful conduct by Executive that is materially harmful to the business or interests of the Company or (C) a felony conviction or a conviction for any crime involving the Executive's personal dishonesty or moral turpitude. If the Executive's employment is terminated pursuant to this Section 4(d), the Employer shall have no further obligations to the Executive hereunder after the Termination Date, except for unpaid Salary, together with any prorated Bonus and benefits accrued through the Termination Date. For purposes of this Section 4(d), no act, or failure to act, on Executive's part shall be considered "willful" unless done, or omitted to be done, by him knowing and with the intent that such action or inaction would not be in the best interests of the Company or otherwise was done or omitted to be done in bad faith or with reckless disregard for the best interests of the Company.

     (e) TERMINATION BY THE COMPANY OTHER THAN FOR CAUSE. On or after April 26, 1999, the Company may terminate the Executive's employment hereunder other than for cause in accordance with the terms and provisions of Section 1 hereof. In the event of such

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termination, then until the earliest of (i) the date the Executive commences other full-time comparable employment and (ii) twenty-four (24) months from the Termination Date, the Company shall continue to pay the Executive the Salary, together with any prorated Bonus and, subject to any employee contribution applicable to the Executive on the Termination Date, shall continue to provide to the Executive the benefits provided for in Sections 3(d) and 3(e) hereof, provided that, as applicable, the Executive is entitled to continue such participation under applicable law and benefit plan terms. The Executive expressly agrees to use his reasonable best efforts to find other comparable employment under clause (i) above.

     (f) TERMINATION BY THE EXECUTIVE FOR GOOD REASON. The Executive may terminate his employment hereunder for Good Reason (as defined below), upon notice to the Company setting forth in reasonable detail the nature of such Good Reason. The following shall constitute "Good Reason" for termination by the
Executive:

          (i) Failure of the Company to continue the Executive in the position of Chief Executive Officer;

          (ii) Material diminution in the nature or scope of the Executive's responsibilities, duties or authority other than as is materially consistent with the Executive's assignment to another senior executive position in accordance with Section 2(a) hereof; provided, however, that
     (i) the Company's failure to continue the Executive's appointment or election as a member of the Board of Directors and (ii) any diminution of the business of the Company, including without limitation the sale or transfer of any or all of the assets of the Company, shall not constitute Good Reason; or

          (iii) any other material breach by the Company of Sections 2, 3(a), 3(b) or 3(d) hereof.

     In event of termination in accordance with this Section 4(f), then until the earliest of (i) the date the Executive commences other full-time employment and (ii) twenty-four (24) months from the Termination Date, the Company shall continue to pay the Executive the Salary, together with any Bonus, and, subject to any employee contribution applicable to the Executive on the Termination Date, shall continue to provide to the Executive the benefits provided for in Sections 3(d) and 3(e) hereof, provided that, as applicable, the Executive is entitled to continue such participation under applicable law and benefit plan terms. The Executive expressly agrees to use his reasonable best efforts to find comparable employment under clause (i) above.

     (g) TERMINATION BY THE EXECUTIVE OTHER THAN FOR GOOD REASON. On or after April 26, 1999, the Executive may terminate

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his employment hereunder other than for Good Reason in accordance with the terms and provisions of Section 1 hereof. In the event of termination of the Executive's employment pursuant to this Section 4(g), the Employer shall have no further obligations to the Executive hereunder after the Termination Date, except for unpaid Salary, together with any prorated Bonus and benefits accrued through the Termination Date.

     (h) EFFECT OF TERMINATION. Payment in full by the Company of the amount that it may be required to pay Executive pursuant to this Section 4 upon termination of his employment hereunder shall constitute the entire obligation of the Company to Executive, and performance by the Company shall constitute full settlement of any claim that Executive might otherwise assert against the Company or any of those connected with it on account of such termination. The provisions of Sections 4(e), 4(f), 4(g), 4(h), 5, 6, 7, 8 and 10 shall survive termination.

5. NONDISCLOSURE AND NONUSE OF CONFIDENTIAL INFORMATION. Executive shall not disclose to any other person (except as required by applicable law or in connection with the performance of his duties and responsibilities hereunder), or use for his own benefit or gain, any Confidential Information (as defined below) relating to the business conducted by the Company. Executive understands that this restriction shall continue to apply after Executive's employment terminates, regardless of the reason for such termination. "Confidential Information" includes without limitation such information relating to (i) the development, research, testing, manufacturing and marketing activities of the Company, (ii) the products manufactured, sold or distributed by the Company,
(iii) the costs, sources of supply and strategic plans of the Company, (iv) the identity and special needs of the customers of the Company, (v) the financial arrangements and capital structure of the Company, (vi) the management and operation of the Company and (vii) people and organizations with whom the Company has business relationships and those relationships. Confidential Information also includes comparable information that the Company may receive or has received belonging to customers or others who do business with the Company. Confidential Information shall not include information which (a) is publicly known, or becomes publicly known through no fault of Executive or {b) is generally known or readily obtainable by the public.

6. RESTRICTED ACTIVITIES. Executive agrees that some restrictions on his activities during and after his employment are necessary to protect the goodwill, Confidential Information (as defined in Section 5) and other legitimate interests of the Company. While Executive is employed by the Company and for one (1) year after such employment is terminated for any reason, Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or

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otherwise, engage in any activity that is competitive or potentially competitive with the business of the Company as conducted at any time during Executive's employment without the Company's written consent, which consent shall not be unreasonably withheld; PROVIDED, HOWEVER, that notwithstanding the preceding clause, Executive shall not, while employed by the Company and for two (2) years after such employment is terminated for any reason, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, engage in any activity that is competitive or potentially competitive with the PACKAGING FILMS or NETTING businesses of the Company, as conducted at any time during Executive's employment without the Company's written consent, which consent shall not be unreasonably withheld.

7. DOCUMENTS AND MATERIAL. Upon termination of Executive's employment with the Company or at any other time upon the Company's request, Executive will promptly deliver to the Company, without retaining any copies, all documents and other materials furnished to Executive by the Company, prepared by Executive for the Company or otherwise relating to the Company's business, including without limitation all written and tangible material in his possession incorporating any Confidential Information (as defined in Section 5).

8. RELIEF, INTERPRETATION. Executive agrees that the Company shall, in addition to any other remedies available to it, be entitled to preliminary and permanent injunctive relief against any breach by him of the covenants and agreements contained in Sections 5, 6 and 7 without having to post bond. In the event that any provision of Sections 5, 6 and 7 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable. For purposes of Sections 5, 6 and 7 the term "Company" shall mean the Company and any of its subsidiaries and affiliates to the extent that such enterprises are, during the term of Executive's employment by the Company, engaged in the same line of business as the Company.

9. CONFLICTING AGREEMENTS. Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which he is a party or is bound, and that he is not now subject to any covenants against competition or similar covenants which would affect the performance of his obligations hereunder. Executive will not disclose to or use on behalf of the Company any proprietary information of a third party without such party's consent. Executive will not enter

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into any agreement, whether written or oral, conflicting with the provisions of this Agreement.

10. ARBITRATION. Any dispute, controversy or claim between the parties arising out of or related to any term or condition of the Executive's employment or the termination of his employment shall be settled by arbitration conducted in Boston, Massachusetts in accordance with the Commercial Rules of the American Arbitration Association then in force (the "Rules") and the laws of The Commonwealth of Massachusetts. In the event that a party requests arbitration, it shall serve upon the other party (the "Non-Requesting Party") a written demand for arbitration stating the substance of the controversy, dispute or claim, the contention of the party requesting arbitration and the name and address of the arbitrator appointed by it. The Non-Requesting Party, within twenty (20) days of such demand, shall accept the arbitrator or appoint a second arbitrator and notify the other party of the name and address of this second arbitrator so selected, in which case the two arbitrators shall appoint a third. The decision or award of the single arbitrator or, in the case of three arbitrators, the decision or award of any two arbitrators, shall be final and binding upon the parties. In the event that the two arbitrators fail in any instance to appoint a third arbitrator within twenty (20) days of the appointment of the second arbitrator, either arbitrator or any party to the arbitration may apply to the American Arbitration Association for appointment of the third arbitrator in accordance with the Rules. Should the Non-Requesting Party (upon whom a demand for arbitration has been served) fail or refuse to accept the arbitrator appointed by the other party or to appoint an arbitrator within twenty (20) days, the single arbitrator shall have the right to decide alone, and such arbitrator's decision or award shall be final and binding upon the parties. The decision of the arbitrator or arbitrators shall be in writing and shall set forth the basis therefor. The parties shall abide by all awards rendered in the arbitration proceedings, and all such awards may be enforced and executed upon in any court having jurisdiction over the party against whom enforcement of such award is sought. The parties involved in the dispute shall divide equally the administrative charges, arbitrator's fees and related expenses of the arbitration, but each party shall pay its own legal fees incurred in connection with such arbitration.

11. WITHHOLDING. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

12. WAIVER. The waiver by the Company of a breach of any provision of this Agreement by Executive will not operate or be construed as a waiver of any other subsequent breach by Executive.

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13. AMENDMENTS. No amendment to this Agreement shall be effective unless it shall be in writing and signed by each party hereto. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

14. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or three days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (i)  if to Employer, to it at:

         c/o BE Aerospace, Inc.
         1300 Corporate Way
         Suite 202
         Wellington, Florida 33414
         Attention: Amin J. Khoury

         with copies to

         Ropes & Gray
         One International Place
         Boston, Massachusetts 02110
         Attention: C. Dean Dusseault

    (ii) if to the Executive, to him at:

         Applied Extrusion Technologies, Inc.
         96 Swampscott Road
         Salem, Massachusetts 01970

15. ASSIGNMENT. Neither the Company nor Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; PROVIDED, HOWEVER, that the Company may assign its rights and obligations under this Agreement without the consent of Executive in the event that the Company shall hereafter effect a reorganization, consolidate with, or merge into any other person or transfer all or substantially all of its properties or assets to any other person. This Agreement shall inure to the benefit of and be binding upon the Company and Executive, their respective successors, executors, administrators, heirs and permitted assigns.

16. MISCELLANEOUS. This Agreement constitutes the entire agreement between the parties and supersedes all prior and contemporaneous communications, agreements, representations, understandings and negotiations, whether oral or written, with respect to the subject matter hereof. The invalidity or unenforceability of any term or provision hereof shall not affect

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the validity or enforceability of any other term or provision hereof. The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof. This Agreement may be executed in any number of counterparts which together shall constitute one instrument and shall be governed and construed in accordance with the laws (other than the conflict of laws rules) of The Commonwealth of Massachusetts.

     IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

                                            APPLIED EXTRUSION TECHNOLOGIES, INC.

                                            BY:
                                               ---------------------------------
                                               Amin J. Khoury
                                               Chairman of the Board

                                            ------------------------------------
                                            Thomas E. Williams


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                                  July 3, 1996

Thomas E. Williams
President and Chief Executive Officer
Applied Extrusion Technologies, Inc.
3 Centennial Drive
Peabody, Massachusetts 01960

Dear Tom:

     On behalf of Applied Extrusion Technologies, Inc. (the "Company"), this letter confirms our mutual understanding that, under the terms of the Employment Agreement dated April 26, 1994 between you and the Company, (i) your employment may not be terminated prior to April 26, 1999 except for cause, or by virtue of disability or death, and (ii) the Company may terminate your employment for any reason after April 26, 1999, by giving 30 days' notice. In the event that your employment is terminated by the Company after April 26, 1999 other than for cause (and other than by reason of your death or incapacity), you will be entitled to, among other things, continued payment of your base salary in accordance with the terms of said Employment Agreement until the earliest of (a) twenty-four (24) months from the Termination Date, or (b) the date you commence other full-time comparable employment.

     In addition, this will confirm the agreement between you and the Company, as approved by resolution of the Board of Directors dated May 8, 1996, providing that in the event of a change of control of the Company (as "change of control" is defined in Exhibit A to the Company's 1991 Stock Option Plan for Directors, as of May 8, 1996) occurring at any time prior to May 9, 1996, (i) your Employment Agreement will automatically be renewed for a period equal to its original term, and (ii) all outstanding options held by you will vest (to the extent not already vested) immediately upon such change of control.

                                            Sincerely yours,

                                            APPLIED EXTRUSION TECHNOLOGIES, INC.

                                            By: /s/ Amin J. Khoury
                                               ---------------------------------
                                               Amin J. Khoury, Chairman

Agreed and accepted this 8th day of July, 1996

/s/ Thomas E. Williams
----------------------------------------------
Thomas E. Williams


cc: Gerald M. Haines, II, General Counsel